EXHIBIT 99.1

Evolving Systems Reports Third Quarter 2017 Financial Results

2017 Third Quarter and Nine-Month Highlights:

•                  Completed the acquisitions of BLS and Lumata entities, strengthening Evolving’s position in real-time digital engagement and enhancing its capability to serve organizations in the telecom, retail and financial services verticals

•                  Revenues were up 21% sequentially and up 24% year-over-year-including a full quarter of BLS and one month of Lumata entities

•                  Company generated $2.6 million of positive cash flow YTD including acquisition and re-structuring related costs

•                  Operating income of $4.5 million YTD was up 18% year-over-year; net income YTD of $2.8 million was up 32% year-over-year, despite increased operating costs of acquired operations; earnings per share YTD of $0.24 as compared to $0.18 in the Fiscal Year 2016 comparable period

•                  Adjusted EBITDA YTD of $5.9 million, up approximately 2% year-over-year

ENGLEWOOD, Colorado — November 13, 2017 — Evolving Systems, Inc. (Nasdaq: EVOL), a leader in real-time digital engagement solutions and services, today reported financial results for its third quarter ended September 30, 2017.

“The third quarter of 2017 marks a major milestone in the ongoing transformation of Evolving Systems. Supported by continued solid financial performance, we have successfully completed the acquisitions of BLS and Lumata entities, greatly bolstering the breadth and depth of our real-time digital engagement solutions. The combination of our companies has yielded several new customer accounts and groups, enhanced relationships with existing customers, and have expanded our reach and opportunities across new, global market segments in telecom, retail and financial services,” said Thomas Thekkethala, Chief Executive Officer of Evolving Systems.

Mr. Thekkethala continued, “Over the remainder of 2017 and into 2018, we will be focused on integrating the operations of our latest acquisitions, improving operational efficiencies, and leveraging both the product sets and resources that each of the respective businesses have to improve our overall customer value proposition. We see significant opportunities ahead of us, especially as we bring our new solutions to market that are designed to improve the Customer Lifetime Value by increasing the size and number of consumer transactions and extending the tenure of the customer relationships. Our priorities remain on enhancing profitability while creating a strong foundation for growth and improved bottom line performance in the years ahead.”

Third Quarter Financial Results

The Company reported total revenue of $7.5 million, a 21% sequential improvement over Q2-2017 and a 24% improvement over Q3-2016. The growth in revenue is primarily due to the acquisitions of Evolving Systems BLS LTD and Lumata entities, as well as ongoing contributions for our installed customer base. Recurring revenues were 54% of the total mix during the quarter and 57% year-to-date. For the nine months ended September 30, 2017, total revenue was $19.6 million as compared to $18.7 million for the nine months ended September 30, 2016, an increase of $1.0 million or over 5%. Quarterly and year-to-date revenue results were as expected, due to the acquisitions of the BLS and Lumata entities, as well as the Company’s continued migration to a managed services model.

Operating income in Q3-2017 was $1.2 million as compared to operating income of $1.7 million in the comparable year-ago period. The decrease in operating income was primarily attributable to increased expenses associated with the Company’s acquisitions. For the nine months ended September 30, 2017, operating income of $4.5 million increased by $0.7 million or over 18% over the comparable period in 2016.

Net income in Q3-2017 was $0.8 million as compared to $0.9 million in the comparable year-ago period. Net income for the nine-month period ended September 30, 2017 was $2.8 million as compared to $2.1 million for the nine-month period ended September 30, 2016, an increase of $0.7 million or approximately 32%. The Company believes that operating income and net income will continue to improve as it integrates the BLS and Lumata entities and as the Company continues to implement its operational excellence initiatives throughout the combined businesses.

Adjusted EBITDA in Q3-2017 was $1.8 million as compared to $2.0 million in the comparable year-ago period. Adjusted EBITDA for the nine-month period ended September 30, 2017 was $5.9 million as compared to Adjusted EBITDA of $5.8 million for the nine-month period in 2016, a modest year-over-year increase of approximately 2%. Earnings per share in Q3-2017 was $0.06 compared to $0.08 in Q3-2016. Earnings per share was $0.24, for the nine-month periods ending September 30, 2017 compared to $0.18 for the nine months ending September 30, 2016.

Cash and cash equivalents which stood at $7.6 million were relatively flat when compared against the year-ended December 31, 2016. On a sequential basis, cash and cash equivalents increased $2.1 million or 37%. Contract receivables, net of allowance for doubtful accounts were $10.8 million, an increase of $4.9 million or 83%, compared to December 31, 2016. Working capital increased $2.1 million or 26%, to $10.1 million as of September 30, 2017 from $8.0 million as of December 31, 2016. The increase in working capital is related to increases in contract receivables, unbilled work-in-progress, and prepaid and other current assets as a result of the acquisition of Evolving Systems BLS LTD and Lumata entities.

Conference Call

The Company will be conducting a conference call and webcast on Tuesday, November 14, 2017 at 9:30 a.m. Eastern Time and 7:30 a.m. Mountain Time. The call-in numbers for the conference call are: (877) 303-6316 for domestic toll free and (650) 521-5176 for international callers. The conference ID number is 1788989. A telephone replay will be available through November 28, 2017 and can be accessed by calling (855) 859-2056 for domestic toll free or (404) 537-3406 for international callers. The conference replay ID number is also 1788989. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com, click the ‘Investors’ tab and then click the ‘Q3 earnings call’ icon at left. A replay of the webcast will be accessible at that website through November 28, 2017. The webcast is also available by clicking the following link: https://edge.media-server.com/m6/p/59xx3jzd.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of non-GAAP net income and diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation, restructuring and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of real-time digital engagement solutions and services to more than 100 customers in over 65 countries worldwide. The Company’s portfolio includes market-leading solutions and services for real-time analytics, customer acquisition, customer value management and loyalty for telecom, retail and financial services companies. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in Asia, Europe, Africa, South America and North America. For more information, please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for, and performance of, the Company’s products; the ability to successfully transition to a managed-service, recurring revenue model; the ability to sustain sales and profit momentum and generate long-term revenue growth; and the ability to post quarterly results that are similar to those described in this press release; and the ability to integrate BLS and Lumata, expand the Company’s geographic footprint, strengthen its solutions portfolio and create additional shareholder value are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 28, 2017; Forms 10-Q, 10-Q/A, 8-K and 8-K/A; press releases and the Company’s website.

Investor Relations Contact:

Michael Glickman

Senior Vice President, Investor Relations

GW Communications (for Evolving Systems)

Tel: (917) 397-2272

Email: mglickman@GWCco.com

Evolving Systems, Inc.

Consolidated Statements of Operations

(In thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
(Unaudited)	2017	2016	2017	2016

Revenue:
License fees	$1,068	$850	$2,131	$2,292
Services	6,479	5,253	17,513	16,369
Total revenue	7,547	6,103	19,644	18,661

Costs of revenue and operating expenses:
Costs of revenue excluding depreciation and amortization	2,569	1,259	5,678	3,971
Sales and marketing	1,439	1,236	3,485	3,807
General and administrative	1,562	952	3,555	2,774
Product development	356	697	1,499	2,485
Depreciation	55	57	156	205
Amortization	226	196	618	587
Restructuring	131	3	131	1,007
Total costs of revenue and operating expenses	6,338	4,400	15,122	14,836
Income from operations	1,209	1,703	4,522	3,825

Other income (expense):
Interest income	1	1	2	4
Interest expense	(91)	(74)	(234)	(265)
Foreign currency exchange gain (loss)	(176)	(261)	(568)	(508)
Other expense (expense), net	(266)	(334)	(800)	(769)

Income from operations before income taxes	943	1,369	3,722	3,056
Income tax expense	184	428	888	908
Net income	$759	$941	$2,834	$2,148

Basic income per common share	$0.06	$0.08	$0.24	$0.18
Diluted income per common share	$0.06	$0.08	$0.24	$0.18

Weighted average basic shares outstanding	11,940	11,873	11,932	11,824
Weighted average diluted shares outstanding	11,992	11,979	11,975	11,967

Evolving Systems, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$7,577	$7,614
Contract receivables, net	10,752	5,867
Unbilled work-in-progress	6,333	3,376
Prepaid and other current assets	3,016	1,553
Total current assets	27,678	18,410
Property and equipment, net	335	546
Amortizable intangible assets, net	5,797	4,200
Goodwill	24,956	20,599
Total assets	$58,766	$43,755

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Term loans - current portion	$2,403	$1,997
Accounts payable and accrued liabilities	7,404	4,275
Income taxes payable	1,016	617
Contingent earn-out obligation	393	—
Unearned revenue	6,378	3,532
Total current liabilities	17,594	10,421
Long-term liabilities:
Term loans, net of current portion	7,008	4,000
Total liabilities	24,602	14,421

Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	98,259	97,744
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(8,511)	(9,992)
Accumulated deficit	(54,343)	(57,177)
Total stockholders’ equity	34,164	29,334
Total liabilities and stockholders’ equity	$58,766	$43,755

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Adjusted EBITDA:

Net income	$759	$941	$2,834	$2,148
Depreciation	55	57	156	205
Amortization of intangible assets	226	196	618	587
Stock-based compensation expense	222	52	486	198
Restructuring	131	3	131	1,007
Interest expense, net	266	334	800	769
Income tax expense	184	428	888	908
Adjusted EBITDA	$1,843	$2,011	$5,913	$5,822

Non-GAAP net income and income per share:
GAAP net income	$759	$941	$2,834	$2,148
Amortization of intangible assets	226	196	618	587
Stock-based compensation expense	222	52	486	198
Restructuring	131	3	131	1,007
Income tax adjustment for non-GAAP*	(187)	(92)	(430)	(600)
Non-GAAP net income	$1,151	$1,100	$3,639	$3,340

Diluted net income per share:
GAAP	$0.06	$0.08	$0.24	$0.18
Non-GAAP	$0.10	$0.09	$0.30	$0.28
Shares used to compute diluted EPS	11,992	11,979	11,975	11,967

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.